Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Anterix Inc. (formerly known as pdvWireless, Inc.)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 5, 2018 (except for the effects of the restatement discussed in Notes 2 and 12 to the consolidated financial statements, as to which date is August 9, 2018), with respect to the consolidated financial statements of pdvWireless, Inc., as of March 31, 2018 for each of the two years in the period ended March 31, 2018 included in the pdvWireless, Inc. Annual Report on Form 10-K for the year ended March 31, 2019.

/s/ PKF O’Connor Davies, LLP

New York, New York

February 4,  2020